                                                                      EXHIBIT 11

              ATALANTA/SOSNOFF CAPITAL CORPORATION AND SUBSIDARIES
                        COMPUTATION OF EARNINGS PER SHARE
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                           SEPTEMBER 30,                             SEPTEMBER 30,
                                                      -----------------------                  ------------------------
                                                      1999               1998                  1999                1998
                                                      ----               ----                  ----                ----
PRIMARY:
     Earnings:
     Net income                                     $1,382,892       $2,438,750               $9,465,109         $6,113,226
                                                    ==========       ==========               ==========         ==========

Weighted average common shares
  outstanding                                        9,084,227        9,587,401                9,231,331          9,587,401

Add - common stock equivalents
  from in the money options                              9,679            8,831                    8,493             14,653
                                                    ----------       ----------               ----------         ----------

Dilutive weighted average common
  shares outstanding                                 9,093,906        9,596,232                9,239,824          9,602,054
                                                    ==========       ==========               ==========         ==========

Earnings per common share - basic                        $0.15            $0.25                    $1.03              $0.64
                                                    ==========       ==========               ==========         ==========

Earnings per common share - diluted                      $0.15            $0.25                    $1.03              $0.64
                                                    ==========       ==========               ==========         ==========

Antidilutive options                                   150,000          200,000                  200,000                  0
                                                    ==========       ==========               ==========         ==========

Closing price of Atlanta/Sosnoff Capital
  Corporation (ATL) at end of period                     $7.13            $7.88
                                                    ==========       ==========

Average closing price of Atalanta/Sosnoff
  Capital Corporation (ATL) at end of period             $9.11            $8.88                    $8.73              $9.73
                                                    ==========          =======               ==========         ==========

            See Notes to Condensed Consolidated Financial Statements

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